                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13
                and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number: 0-17684

                       ML/EQ REAL ESTATE PORTFOLIO, L.P.
             (Exact name of registrant as specified in its charter)

  3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia 30326 (404) 239-5002
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Beneficial Assignee Certificates ("BACs") representing assignments of Limited Partnership Interests

                 Limited Partnership Interests underlying BACs
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]                 Rule 12h-3(b)(1)(ii)       [ ]
      Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(2)(i)        [ ]
      Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)2(ii)         [ ]
      Rule 12g-4(a)(2)(ii)     [ ]                 Rule 15d-6                 [ ]
      Rule 12h-3(b)(1)(i)      [ ]

        Approximate number of holders of record as of the certification or notice date: None


        Pursuant to the requirements of the Securities Exchange Act of 1934, ML/EQ Real Estate Portfolio, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                            ML/EQ REAL ESTATE PORTFOLIO, L.P.

                                            By:  EREIM MANAGERS CORP.
                                                 (Managing General Partner)

Date: March 29, 2001                        By:  /s/ Bruce Polifka
                                                 ------------------------------
                                                 Bruce Polifka
                                                 Vice President